Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to elect Trustees. The following table provides the number of votes cast for or withheld, as well as the number of abstentions as to the matter voted on at the Special meeting of Shareholders.

					  Authority
Nominees		Votes For	  Withhold	Abstentions
Paul R Ades		133,710,646.411	  3,868,285.052	0.000
Andrew L. Breech	133,775,641.410	  3,803,290.053	0.000
Dwight B. Crane		133,686,619.417	  3,892,312.046	0.000
Robert M. Frayn		133,583,918.210	  3,995,013.253	0.000
Frank G. Hubbard	133,711,825.528	  3,867,105.935	0.000
Howard J. Johnson	133,700,702.089	  3,878,229.374	0.000
David E. Maryatt	133,667,232.324	  3,911,699.139	0.000
Jerome H. Miller	133,689,879.403	  3,889,052.060	0.000
Ken Miller		133,717,608.882	  3,861,322.581	0.000
John J. Murphy		133,705,672.340	  3,873,259.123	0.000
Thomas T. Schlafly	133,694,171.054	  3,884,760.409	0.000
Jerry A. Viscione	133,716,036.098	  3,862,895.365	0.000
R. Jay Gerken		133,642,556.668	  3,936,374.795	0.000


On January 12, 2007, a Special Meeting of Shareholders was held to revise, remove and convert Fundamental Investment Policies. The following table provides the number of votes cast for or withheld, as well as the number of abstentions and broker non-votes as to the matter voted on at the Special meeting of Shareholders.

				    Votes			Broker
Items Voted On	   Votes For	    Against	  Abstentions	Non-Votes
Revise:
 Borrowing Money   139,069,429.935  3,818,604.843 3,708,280.592	5,148,214.000
 Underwriting	   139,288,931.014  3,580,423.885 3,726,960.471	5,148,214.000
 Lending	   139,187,956.968  3,733,001.194 3,675,357.208	5,148,214.000
 Issuing Senior
   Securities	   139,398,318.109  3,522,532.323 3,675,464.938	5,148,214.000
 Real Estate	   139,615,725.283  3,363,107.485 3,617,482.602	5,148,214.000
 Commodities	   139,325,326.388  3,653,958.784 3,617,030.198	5,148,214.000
 Concentration	   139,315,526.562  3,522,830.515 3,757,958.293	5,148,214.000
Remove:
 Diversification   139,248,634.458  3,687,105.683 3,660,575.229	5,148,214.000
Convert:
 Non-Fundamental   139,585,331.062  4,384,834.385 3,626,149.923	5,148,214.000